As filed with the U.S. Securities and Exchange Commission on March 24, 2025

Registration No. 333-273597

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

AMENDMENT NO. 11
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Vittoria Limited

(Exact name of registrant as specified in its charter)

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British Virgin Islands	6199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 402B, 4/F, China Insurance Group Building,
141 Des Voeux Road Central,
Central, Hong Kong
Tel: +852 35904603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

c/o Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1-212-588-0022 – telephone	Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +212-530-2206 – telephone

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 11 is being filed solely for the purpose of filing exhibit 14.2 and re-filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333- 273597), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 11 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 10 to the Registration Statement filed on January 21, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 132 of the BVI Companies Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

In accordance with, and subject to, our Amended Memorandum and Articles (including the limitations detailed therein), every director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under the Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Vittoria Limited was incorporated under the laws of BVI on May 27, 2022. Upon incorporation, the Vittoria Limited issued 50 ordinary shares each to Mr. On Tai, LAM and Mr. Chi Fung Leo, CHAN at a consideration of US$50, respectively; total consideration in aggregate being US$100.

On October 25, 2022, the board of directors of Vittoria resolved and approved: (i) to repurchase 50 ordinary shares from Mr. Lam and Mr. Chan each, at a consideration of US$50.00, respectively; and (ii) to amend the article of association of Vittoria to increase the number of authorized ordinary shares from 50,000 ordinary shares to 500,000,000 ordinary shares (“Increase in Authorized Shares”), with the par value of the ordinary shares to decrease from US$1.0 each to US$0.0001 each. Following the Increase in Authorized Shares, on October 25, 2022, Vittoria newly issued 13,125,000 ordinary shares with a par value of US$0.0001 to Victory Amaze at a cash consideration of US$1,312.50.

On September 27, 2023, Vittoria passed a shareholders resolution and approved that (i) the 8,875,000 issued ordinary shares held by Victory Amaze are redeemed by Vittoria at the total consideration of US$125, in exchange for 1,250,000 class B ordinary shares of par value US$0.0001 each then (the “Ex-B Shares”) be allotted and issued to Victory Amaze (the “Share Redemption”); (ii) the maximum number of shares Vittoria authorized to issue are re-classified from 500,000,000 shares of one class of US$0.0001 par value each into (a) 400,000,000 class A ordinary shares of US$0.0001 par value each then (the “Ex-A Shares”); and (b) 100,000,000 Ex-B Shares (collectively refer as the “Share Re-classification”); (iii) following the Share Redemption and Share Re-classification, the 4,250,000 issued ordinary shares held by Victory Amaze are reclassified as 4,250,000 Ex-A Shares; and (iv) 1,250,000 Ex-B Shares are allotted and issued to Victory Amaze at par value each and payable by way of set-off in full against the consideration payable by Vittoria to Victory Amaze in respect of the Share Redemption, credited as fully paid (the “Ex-B Shares Allotment and Issue”). The Company also adopted an amended and restated memorandum and articles of association.

On November 1, 2023, Mr. Lam and Mr. Chan caused Victory Amaze to enter into the instruments of transfers with Mr. Shuai, GE and Ms. Hau Sze, MO, respectively, whereby Victory Amaze sold an aggregate of 600,000 Ex-A Shares of Vittoria Limited to Mr. Ge and Ms. Mo for the aggregate consideration of US$2,280,000, in order to settle personal debts owed by Mr. Lam and Mr. Chan to Mr. Ge and Ms. Mo respectively, pursuant to certain debt settlement agreement.

In January, 2024, to meet the personal financial needs of Mr. Lam and Mr. Chan, as well as to be able to continue funding the operation of the Company to the extent that Mr. Lam and Mr. Chan need to, Mr. Lam and Mr. Chan caused Victory Amaze:

a.      to enter into the instrument of transfer with Dream Forge Limited on January 18, 2024, whereby Victory Amaze sold 370,000 Ex-A Shares of Vittoria Limited to Dream Forge Limited for the consideration of US$370,000.

b.      to enter into the instrument of transfer with Moonlight Growth Limited on January 19, 2024 whereby Victory Amaze sold 370,000 Ex-A Shares of Vittoria Limited to Moonlight Growth Limited for the consideration of US$370,000.

c.      to enter into the instrument of transfer with Ralph TS Group Limited on January 22, 2024, whereby Victory Amaze sold 370,000 Ex-A Shares of Vittoria Limited to Ralph TS Group Limited for the consideration of US$370,000.

d.      to enter into the instrument of transfer with Mr. Wai Pan, CHENG (“Mr. CHENG”) on January 23, 2024, whereby Victory Amaze sold 40,000 Ex-A Shares of Vittoria Limited to Mr. CHENG for the consideration of US$40,000.

e.      to enter into the instrument of transfer with Ms. Tsz Ying, KUNG (“Ms. KUNG”) on January 25, 2024, whereby Victory Amaze sold 250,000 Ex-A Shares of Vittoria Limited to Ms. KUNG for the consideration of US$250,000.

The following table sets forth the breakdown of the foregoing transactions among Victory Amaze and Mr. Ge, Ms. Mo, Dream Forge Limited, Moonlight Growth Limited, Ralph TS Group Limited, Mr. Cheng and Ms. Kung:

Name	Number of Shares Sold/Purchased	Consideration
Shuai, GE	350,000 Ex-A Shares	US$	1,330,000
Hau Sze, MO	250,000 Ex-A Shares	US$	950,000
Dream Forge Limited	370,000 Ex-A Shares	US$	370,000
Moonlight Growth Limited	370,000 Ex-A Shares	US$	370,000
Ralph TS Group Limited	370,000 Ex-A Shares	US$	370,000
Wai Pan, CHENG	40,000 Ex-A Shares	US$	40,000
Tsz Ying, KUNG	250,000 Ex-A Shares	US$	250,000

Mr. Ge, Ms. Mo, Dream Forge Limited, Moonlight Growth Limited, Ralph TS Group Limited, Mr. Cheng and Ms. Kung are not affiliated with each other, and none of them have been affiliated with Vittoria Limited in any way and have not been the related parties of Vittoria Limited. They are all third parties within the personal network of Mr. Lam and Mr. Chan, and Company has not been receiving any benefit or services from them.

We believe that each of the issuances and transfers was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On September 13, 2024, Vittoria passed a shareholders resolution and approved amended and restated memorandum and articles of association which dated September 26, 2024 that a share split of 1 to 2.5 was carried out on the authorized and issued share capital of Vittoria resulting in (i) the authorized share capital of Vittoria changing from 400,000,000 Ex-A Shares to 1,000,000,000 Class A Ordinary Shares of US$0.00004 par value each and from 100,000,000 Ex-B Shares to 250,000,000 Class B Ordinary Shares of US$0.00004 par value each; and (ii) the issued share capital of Vittoria changing from 4,250,000 Ex-A Shares to 10,625,000 Class A Ordinary Shares of US$0.00004 par value each and from 1,250,000 Ex-B Shares to 3,125,000 Class B Ordinary Shares of US$0.00004 par value each.

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same dividends, privileges and restrictions rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to fifteen (15) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares. Save and except for the differences in voting rights and conversion rights as set out above, Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

Item 8. Exhibits and Financial Statement Schedules

(a)     Exhibits.

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association
5.1†	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain British Virgin Islands tax matters
10.1†	Employment Agreement by and between Chi Fung Leo, CHAN and the Registrant, dated as of February 1, 2023
10.2†	Employment Agreement by and between On Tai, LAM and the Registrant, dated as of February 1, 2023
10.3†	Lease Agreement of Head Office, at Unit 402B, 4/F, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong
10.4†	Letter of Employment by and between Chi Fung Leo, CHAN and Red Solar Capital Limited, the Operating Subsidiary of the Registrant, dated as of October 13, 2017
10.5†	Letter of Employment by and between On Tai, LAM and Red Solar Capital Limited, the Operating Subsidiary of the Registrant, dated as of October 13, 2017
10.6†	Debt Settlement Agreement between Mr. Lam, Mr. Chan, Victory Amaze Limited and Mr. Ge
10.7†	Debt Settlement Agreement between Mr. Lam, Mr. Chan, Victory Amaze Limited and Ms. Mo
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2*	Executive Compensation Recovery Policy of the Registrant
21.1†	List of Subsidiaries
23.1*	Consent of WWC, P.C.
23.2†	Consent of Ogier, BVI Counsel to the Registrant (included in Exhibit 5.1)
23.3†	Consent of ONC Lawyers, Hong Kong Counsel to the Registrant (included in Exhibit 99.7)
23.4†	Consent of China Commercial Law Firm, PRC Counsel to the Registrant
99.1†	Audit Committee Charter
99.2†	Compensation Committee Charter
99.3†	Nominating Committee Charter
99.4†	Consent of Mr. Yun Pun, WONG, Independent Director Nominee
99.5†	Consent of Ms. Jenny, CHEN, Independent Director Nominee
99.6†	Consent of Mr. Kwok On, NG, Independent Director Nominee
99.7†	Opinion of ONC Lawyers, Hong Kong counsel to the Registrant, regarding certain Hong Kong law matters
107†	Filing Fee Table

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*        Filed herein

†        Previously filed

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)    To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on March 24, 2025.

VITTORIA LIMITED
By:	/s/ On Tai, LAM
Chief Executive Officer, Chairman, and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ On Tai, LAM	Chief Executive Officer, Chairman, and Director	March 24, 2025
Mr. On Tai, LAM	(Principal Executive Officer)
/s/ Chi Fung Leo, CHAN	Chief Financial Officer and Director	March 24, 2025
Mr. Chi Fung Leo, CHAN	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on March 24, 2025.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.